UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                      FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              Nyer Medical Group, Inc.
                    (Exact Name of Registrant as Specified in Its Charter)
                                        Florida
                   State or Other Jurisdiction of Incorporation or
                                               Organization)
                                       01-0469607
                           (I.R.S. Employer Identification No.)
                           1292 Hammond Street, Bangor, Maine 04401
                                      (207) 942-5273
                      (Address, Including Zip Code, and Telephone Number,
                                     Including Area Code,
                             of Registrant's Principal Executive Offices)

                                      Karen L. Wright
                                    1292 Hammond Street
                                     Bangor, Maine 04401
                                       (207) 942-5273
                (Name, Address, Including Zip Code, and Telephone Number,
                                          Including Area Code,
                                          of Agent For Service)
                  A copy of all communications, including communications sent to the agent for service, should be sent to:
                                      Steven H. Weitzen, Esq.
                                      Morea & Schwartz, P.C.
                                      120 Broadway
                                      New York, NY 10271
                                      (212) 608-1266

              Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

              If the only securities being registered on this form are being offered pursuant to dividend or interest
          reinvestment plans, check the following box. |_|

              If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

         CALCULATION OF REGISTRATION FEE
-------------------------- --------------------- ------------------- ------------------ --------------------

                                                                     Proposed
                                                                     Maximum
         Title of Each                           Proposed  Maximum   Aggregate
Class of Securities to              Amount to    Aggregate Price     Offering Price              Amount of
be Registered              be Registered (1)     Per Unit (2)        (2)                Registration Fee

-------------------------- --------------------- ------------------- ------------------ --------------------
Common Stock,
par value $0.0001 per
share:  Shares to be
issued pursuant to prior
grants confirmed and
ratified under a 2002
stock option agreement     150, 000 Shares       $2.80                $421,500             $53.41
-------------------------- --------------------- ------------------- ------------------ --------------------

         (1) Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of a 2002 stock option agreement in the event the number of outstanding shares of the Registrant is increased by stock split, stock dividend or similar transactions.

          (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of our common stock on March 4, 2004, as reported by the Nasdaq SmallCap Market.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.














         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

         SUBJECT TO COMPLETION, DATED MARCH 5, 2004

                          PROSPECTUS


         NYER MEDICAL GROUP, INC.
         Common Stock
         ----------------------------

         A security holder may sell, from time to time, up to 150,000 shares of our common stock. The selling security holder may sell shares:

          - through the Nasdaq SmallCap Market, in the over-the-
         counter market, in privately      negotiated transactions
          or otherwise;

          - directly to purchasers or through agents, brokers, dealers or underwriters; and

          - at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

          Our common stock is traded and quoted on the Nasdaq
          SmallCap Market under the symbol "Nyer". The closing price of the common stock on March 4, 2004 was $2.80.


         Investing in our securities involves certain risks.  See
          "Risk Factors" beginning on page 11.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



         The date of this prospectus is              , 2004








                          TABLE OF CONTENTS

Cautionary Notice Regarding Forward-Looking Statements 2
Where You Can Find More Information                    2
Incorporation by Reference                            2-3
Our Business                                          4-10
Risk Factors                                         11-15
Use of Proceeds                                        16
Selling Security Holder                              17-18
Plan of Distribution                                   18
Legal Matters                                          19
Experts                                                20

         CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-
         looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date such any such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the SEC, all filings that we file pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any filings that we will make with the SEC in the future after the effectiveness of the registration statement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
                                    2

                 - Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003; and

                 - Annual Report on Form 10-K for the year ended
          June 30, 2003;

          We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents unless such documents are specifically incorporated by reference. Requests should be directed to: Nyer Medical Group, Inc., Attention: Karen
          L. Wright, 1292 Hammond Street, Bangor, Maine 04401, telephone number: (207) 942-5273.


                                    3



OUR BUSINESS

NYER MEDICAL GROUP, INC.

General

     Nyer Medical Group, Inc. (Company or Nyer), a Florida corporation incorporated in 1991, is a holding company with operations in the following segments:

     Pharmacies.  D.A.W., Inc. (Eaton), 80% owned by the
Company, is a chain of pharmacies located in the suburban
Boston, Massachusetts area.

     Medical and surgical equipment and supplies. Three wholly owned subsidiaries, ADCO Surgical Supply, Inc.
(ADCO), ADCO South Medical Supplies, Inc. (ADCO South) and
Nyer Internet Companies, Inc. are engaged in the wholesale and retail sale of medical and surgical equipment and supplies throughout New England, Florida, Nevada and worldwide through Internet sales.

     Fire equipment and supplies.  Conway Associates, Inc.
(Conway) is 80% owned by the Company. Conway sells wholesale equipment and supplies to fire departments throughout New England.

     Corporate. Salaries of the officers of the holding company are included in this segment as well corporate expenses such as reporting costs, accounting and legal fees. The corporate segment includes Anton Investments, Inc. (Anton), which is 80% owned by the Company. It has been accounted for as a discontinued operation since
December 2003.  The Corporate segment also includes Nyer
Nutritional Systems, Inc. (Nyer Nutritional) which is 80% owned by the Company. This segment is also accounted for as a discontinued operation.

     We are controlled by Nyle International Corp. (Nyle).

     We have a policy requiring less than wholly-owned subsidiaries to reimburse us for the cost of providing management services to such subsidiary. With respect to Anton and Conway, the total reimbursement is $45,000 annually. Eaton has a service agreement with us wherein they pay a fee for services performed. This fee was increased in 2002 from a maximum of $80,000 to $120,000, annually. The subsidiaries are also required to reimburse the Company for any additional legal, auditing and accounting fees.


Retail Pharmacies Business - Pharmacy chain

Eaton Apothecary

     In August 1996, we acquired 80% of D.A.W., Inc. d/b/a Eaton
Apothecary, a 13 store chain of pharmacies operating in the
greater Boston area.
                                4

     Each of the five minority shareholders (except in one case, the husband of a shareholder) continues employment under a five-year extension of their original employment contract.
Their original five-year employment contract commenced in August 1996 and expired August 5, 2001. Control of the Board of Directors of Eaton is split between representatives from Nyer and the minority shareholders. Additionally, one member of Eaton's management occupies a seat on our Board of Directors, which seat is currently vacant.

     Eaton operates 13 pharmacies within the metro-Boston Massachusetts market place with net sales of approximately $47.8 million in fiscal 2003. The majority of our stores are between 2,000 and 3,000 sq. ft. with the emphasis of operations on the prescription sales. Eaton offers free delivery service of prescription medication to its customers. In fiscal 2003, prescription sales accounted for approximately 92% of total sales.

Strategy

     Eaton's strategy is to move in the opposite direction from the national chains regarding store size, merchandise mix and store locations. The market for prescription medications is growing at an ever-increasing pace as the baby-boomers age, direct to consumer advertising continues and new and improved medications continue to enter the market. Eaton believes that its strategy of focusing on the core of the business within a low fixed cost prototype has resulted in its becoming the least cost producer within the industry. Eaton believes that this advantage will become increasingly important as pharmacy benefit management companies continue to squeeze margins and the state Medicaid program continues to grapple with budget constraints and rising manufacturer prices.

     Eaton is the leading niche-market pharmacy provider in Massachusetts. It, in conjunction with the Lynn Community Health Center, operates the only dually licensed pharmacy in the state. It has contracts with three of the largest PACE (Progressive All inclusive Care for the Elderly) providers in the state as well as the Boston HealthCare for the Homeless program. In each of the instances, Eaton provides pharmacy services consistent with Section 340B of the Public Health Services Act under its replenishment model. Eaton operates two Medicine-On-time medication management systems. This licensed packaging system caters to elderly clients who are unable to manage their medication regimens yet who are not frail enough for nursing homes. The Medicine-On-Time system is the preferred system of most Assisted Living Facilities. Assisted living facilities are transitory facilities for elderly patients unable to live at home alone but not brittle enough to require nursing home care. The U.S. census predicts this market segment to be the largest growing housing sector in the nation over the next decade. In addition to growth in the assisted living and homebound sectors, many new customers have been gained by word of mouth throughout the visiting nurse and health center communities. Sales within these niche segments were approximately $8 million in fiscal 2003. Eaton expects growth within its niche categories to be the fastest growing segment of its business over the next several years.

     Eaton continues to seek acquisition opportunities within contiguous markets to grow its business. Eaton acquires stores both with the intent of continuing operations or effectuating consolidations with existing locations. Eaton acquired two locations in each of the last two fiscal years; two continue to operate and two were consolidated into existing locations.
                                 5

     Eaton installed a McKesson Autoscript II robot at its Dorchester location and has committed to install automated dispensing systems at three other locations in fiscal 2004. Automation within the pharmacy results in less dispensing errors, shorter wait times for its customers and overall increased efficiencies.

Customers and Third-Party Payors

     During the year ended June 30, 2003, approximately 83 % of our pharmacy sales were to customers covered by health plan contracts, which typically contract with a third-party (such as an insurance company, a prescription benefit management company, a governmental agency, a private employer, a health maintenance organization or other managed care provider) that agrees to pay for all or a portion of a customer's eligible prescription purchase in exchange for reduced prescription rates. During the year ended June 30, 2003, the top five third-party payors, which provide administrative and payment services for multiple health plan contracts and customers, accounted for approximately 69% of our total sales, the largest of which represented 25% of our total sales. During the year ended June 30, 2003, Medicaid agencies accounted for approximately 25% of our total sales. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

Regulation

     Our business is subject to various federal and state regulations. For example, pursuant to Omnibus Budget Reconciliation Act of 1990 ("OBRA") and Massachusetts regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription during if the warning could reduce or negate such effect.

     Our pharmacies and pharmacists must be licensed by the Massachusetts board of pharmacy. Our pharmacies and distribution centers are also registered with the Federal Drug Enforcement Administration and are subject to Federal Drug Enforcement Agency regulations relative to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. If we were to violate any applicable statute, rule or regulation, our licenses and registrations could be suspended or revoked.

     Our pharmacies are subject to patient privacy and other obligations, including corporate pharmacy and associate responsibility imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.
                                6
     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in the state legislature that would effect major changes in the healthcare system, either nationally or at the state level.
 The legislative initiatives include prescription drug benefit proposals for Medicare participants. Although we believe we are well positioned to respond to these developments, we cannot predict the outcome or effect of legislation resulting from these reform efforts.

Competition

     The competitiveness of the retail pharmacy market continues to intensify with many different channels of retail and non-retail competition. All of the stores posted sales increases despite continued competition from national chain drug stores, supermarket chains, HMO's, and Internet services. Eaton's management strategy is to move in the opposite direction from the national chains regarding store size, merchandise mix and store locations. Its strategy to develop its prototype of locations with approximately 2,200 square feet with high volume prescription departments in neighborhood locations has fared well over the past several years. Virtually all of Eaton's stores compete head-to-head with CVS and Walgreen stores. Pharmacies in supermarkets and deep discount stores, such as Wal-Mart, have not gained significant market share in the communities served by Eaton. Eaton currently occupies a niche in the market not covered by the larger chain stores.
Average store size is approximately 2,200 square feet (versus 10,000 to 20,000 for the average chain), with the pharmacy department as the central focus to the customer. Eaton offers free delivery service of prescription medication to its clientele. This customer benefit gives Eaton an important competitive advantage in inclement weather and with the shut-in customer. Eaton operates ten full-time delivery vehicles with each vehicle averaging 75-100 deliveries per day. This service allows Eaton the ability to reach a broader geographic market and the ability to locate its stores in neighborhood settings rather than in high traffic, high cost shopping centers.

Medical Products/Service

ADCO - ADCO South - Nyer Internet

     ADCO started as a quality distributor of home health, medical, surgical and laboratory supplies and equipment in Bangor, Maine in 1963. ADCO supplies all areas of health care products to physician offices, clinics, health centers, nursing homes, visiting nurse associations, individual health care consumers and specialty equipment to hospitals.

     ADCO is one of the larger independent wholesale medical distributors located in New England (excluding national competitors), with a wholesale customer base of over 1,125 active customers.

     ADCO and ADCO South provide over 5,000 stocked items in their respective warehouses. Additionally, we can purchase items we do not stock from our suppliers. Although the inventories of both companies share common items, the need for items relative to their geographic regions is accomplished through warehouse transfers. This enables a larger mix of products to be available from either company and both benefit from the synergies available from two combined inventories.

     ADCO derives 89% of its revenues from sales to institutional customers (primarily nursing homes and physician offices), while the balance comes from its retail and home health customers. ADCO maintains a 23,000 square foot facility containing a 3,000 square foot retail showroom located in Bangor, Maine. We also lease 2,640 square feet of warehouse and office space in Henderson, Nevada.
                                 7

     ADCO South began operations in 1992 and is located in West Palm Beach, Florida. ADCO South's sales are from medical supplies and equipment primarily to physicians and clinics in the Palm Beach and Broward County areas of South Florida. It does virtually no home health care business.

     Nyer Internet began operations in May 1999. We embarked on both business to business (b2b) and business to consumer (b2c) Internet commerce, beginning with an interactive website, medicalmailorder.com. The Company continues to develop multiple web sites. These sites are used to aid in directing consumers through an on-line medical mall and its store directories to locate the appropriate site that best fits their medical needs. We currently own two active web sites that have interactive and secure on-line transactions; medicalmailorder.com and physicanEquipment.com. The synergies from our medical distribution business with our on-line business has enabled us to grow this subsidiary.

     The sales have declined for fiscal year 2004. The reasons are due to the discontinuation of unprofitable items, increased competition from discount competitors, and decreased Internet sales.

      Marketing

    Our sales are achieved through the services of independent sales representatives who travel throughout New England and South Florida, through telemarketing, catalogs and mailing campaigns for existing customers and the Internet.

     Competition

     All aspects of our medical products business are subject to significant competition. Our national competitors generally have substantially greater financial resources and other competitive advantages, although they traditionally concentrate on hospitals. Nonetheless, the Company believes we have certain competitive advantages which enable us to compete favorably with larger competitors because of our ability to be flexible and creative for their customers.

     The national market for wholesale distribution of medical and home health care supplies is served in large part by, McKesson, PSSI, Cardinal and Owens & Miner. PSSI is the largest national supplier of supplies to physician offices and clinics. Although hospitals are believed to constitute most of these companies' largest customer group, these companies claim to serve over 17,000 other customers including physicians and clinics throughout the United States, including the New England area. Despite the presence of larger companies, ADCO/ADCO
South believe the distribution of medical products in physician sites and long-term care facilities are still controlled by many small local and regional distributors.

Fire Equipment and Supplies Business

Conway Associates, Inc.

     Conway sells fire equipment and supplies to municipal and industrial accounts throughout New England.

                               8
     The Company acquired 80% of Conway's stock in February
 1996.

     Conway conducts about 95% of its business with municipal and industrial fire departments, with the remainder being emergency rescue units throughout New England. Conway has been in business since 1971. Its market area is approximately 58% in Massachusetts, 16% in New Hampshire, 1% in Vermont, 5% in Maine, with the remainder outside of New England including 11% in New York.

      Conway sells to the following: municipal and industrial fire departments, industrial and power supply companies and emergency medical and rescue units. Sale items include turnout gear, footwear and other items of clothing worn by these companies, equipment and supplies that are used in these industries.

     Conway maintains a limited inventory.

     Marketing and Sales

      Conway's marketing and sales are achieved through flyers and direct calls from inside and outside sales force.

     Competition

     All of Conway's fire products are subject to competition.
 Some of this competition is through companies utilizing direct mail or telemarketing efforts. Conway's sales have been declining since 1997 due to increased competition.

Discontinued Operations

Anton Investments, Inc.

     Anton is an 80% owned subsidiary purchased in September of 1993. In August 2003, due to continuing losses, the Company closed its Anton Investments, Inc.'s ("Anton")
Massachusetts location and transferred the assets and
personnel to Conway Associates, Inc. ("Conway"). In
September 2003, the Company closed and sold the
inventory and fixed assets of Anton's New Hampshire
location. In December of 2003, the Company reevaluated
the business and determined to entirely close its component,
Anton and discontinue the remaining location. The Company is currently in the process of selling the remaining inventory and fixed assets. This decision was made because of continuing decreased sales and an inability to generate sufficient revenues to cover fixed costs and operating
expenses. Additionally, Anton has experienced ever increasing competition from nearby operations of a similar entity owned by a minority shareholder. Sales for this component of the fire segment have been declining for several years and recurring losses continue. Anton has been accounted for as a discontinued operation since December 2003. Anton ceased active operations in February of 2004.
                                 9

Nyer Nutritional System, Inc.

     Nyer Nutritional is an 80% owned subsidiary started in December 1996. This segment ceased all operations in 1999 and in May 2002 assigned all of its rights, licenses and interest in all parties to Nyer Nutritional's minority shareholder.

     None of our Companies have significant backlogs and our businesses are not seasonal.
 Employees

     The Company believes their employees represent one of our most valuable resources. As of the date of this report, including its executive officers, we have 123 full-time and 142 part-time employees. Eaton employs 75 full-time and 135 part-time employees, ADCO employs 34 full-time employees, ADCO South employs 5 full-time employees, Nyer Internet employs 4 full-time employees and one part-time, Conway employs 4 full-time employees and 6 part-time salesmen, SCBA uses Conway's personnel and the Company directly employs one full-time person. None of our employees are covered by a collective-
bargaining agreement. Management believes that our relationship with our employees is excellent and that we have a loyal work force.

Properties

     Our executive offices, ADCO and Nyer Internet are located at 1292 Hammond Street, Bangor, Maine, where ADCO's warehouse and retail store are also located.

     The pharmacies have 14 leases, averaging approximately 2,200 square feet each, throughout the suburban Boston area. One of the leases is for office space of approximately 2,000 square feet and another is for space in the process of being constructed to replace an existing lease. Our monthly lease payments range from $562 to $8,000. The leases have varying expiration dates with all having renewal options.

     The medical segment owns a 23,000 square foot facility located in Bangor, Maine, which currently has a mortgage for $111,841 on its building. The monthly costs, including mortgage payments and taxes (but excluding utilities) is $6,800. It also leases 12,772 square feet of warehouse space in Bangor, Maine, 2,640 square feet of warehouse and office space in Henderson, Nevada and 6,172 square feet of warehouse and office space in West Palm Beach, Florida.

     The fire segment leases approximately 4,000 square feet of warehouse and office space rented on a month-to-month basis in
 Haverhill, Massachusetts.

     We believe our current premises are adequate for our current foreseeable needs.

Legal Proceedings

     We are not a party to any material litigation.
                                    10

RISK FACTORS

In addition to the other information in this Prospectus, you should carefully consider the following factors before making an investment decision.

We Have Experienced a History of Losses

     Until 2001, Nyer had reported losses with the exception the quarter ended March 31, 1996. Nyer reported a profit for the year ended June 30, 2003 and June 30, 2002 and for the quarters ended December 31, 2003, September 30, 2003 and March 31, 2003. No assurances can be given concerning Nyer's future operating results.

The Company Has A Limited Amount of Cash to Fund Operating Needs

     At December 31, 2003, the Company had approximately $1,400,000 in cash on a consolidated basis. Approximately $349,000 was held by the Company and approximately $1,018,000 was held by the pharmacy chain. Since the pharmacy chain is not a wholly-owned subsidiary of the Company, the Company does not have complete control over it, and, therefore, cannot unilaterally cause the pharmacy chain to lend funds to the Company, if the Company should need such a loan.

     Approximately $450,000 is owed to the Company by the pharmacy chain as an inter-company loan. The Company is presently working toward structuring a repayment schedule which would assist the Company in meeting its current operating needs for the next 12 months. Management believes that with such structuring the Company's current cash resources would be adequate to fund its current operating needs for the next 12 months.

     The Company also has the ability to borrow based upon its assets to obtain additional working capital. In addition, if it becomes necessary, the Company may seek additional capital in the private and/or public equity markets to sustain its operations.

The Health Care Business is Subject to Changing Technology

     The health care business is subject to rapid and
 significantly changing technology including   potential
 introduction of new types of products and technologies which may have a material adverse impact upon Nyer's business. There can be no assurances that research and development by others will not render Nyer's businesses obsolete.

 We Do Not Possess Depth in Our Management Team

     The success of Nyer is principally dependent upon the efforts of Mr. Samuel Nyer, Nyer's president and chairman of the board. With the exception of its medical products

                            11
 distribution companies, Nyer does not provide any operating support to its subsidiaries and limits its services principally to supplying accounting services to its subsidiaries. For this reason, Nyer has not needed the services of additional management, beyond its two executive officers, minority shareholders of Eaton and Mr. William Clifford, Jr., ADCO's and Nyer Internet's general manager. As Nyer continues to grow, it may require the services of additional executives. The loss of Mr. Nyer's services and those of certain other key employees could have a material effect upon the business of Nyer. At the present time, Nyer has key-man insurance on the lives of the minority shareholders and Mr. Clifford, and does not have any on its other executive officers nor does it intend to do so.
  No assurances can be given that Nyer can replace Mr. Nyer or recruit suitable qualified executives, if necessary.

Control of Nyer Is Held By a Few Shareholders

      Nyer's principal shareholder, Nyle International Corp.
 (Nyle), a corporation controlled by Mr. Samuel Nyer, owns 781,000 shares of common stock of Nyer. In addition, Nyle owns 2,000 shares of Class A preferred stock which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders for vote. Mr. Nyer personally owns 101,400 shares of common stock of Nyer and 1,000 shares of Class B preferred stock of Nyer which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders to vote.

     Such holdings collectively represent approximately 62.9% of the voting securities of Nyer. As a result, Nyle and Mr. Nyer effectively control the voting power of Nyer. Accordingly, Nyle and Mr. Nyer are in the position to elect a majority of Nyer's directors and control the policies and operations of Nyer.

Many of Our Competitors Have Advantages Over Us

     All aspects of Nyer's business are subject to significant competition. Many of Nyer's competitors generally have substantially greater financial resources and other competitive advantages. Such greater resources and advantages may reduce our chance for economic success.

Volatility in the Stock Market May Have a Negative Impact on the
 Price of Our Stock

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. This as well as other factors which are directly related to the businesses of Nyer, could impact the market price of Nyer's common stock. Examples of various factors and events that could affect the market price of Nyer's common stock include, but are not limited to, future announcements of technological innovations or new products by Nyer or its competitors, developments or disputes concerning, among other things, patents or proprietary rights, publicity regarding actual or potential results relating to products under development by Nyer or its competitors, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in Nyer's financial results. Further because of the small volume of trading in the common stock of Nyer, the market price of the common stock can be affected by increases in trading volume.

      Nyer's common stock is listed on the Nasdaq stock exchange. Nasdaq rules provide that if the market price of a

                               12
common stock is less than $1 for thirty consecutive trading days, it can be delisted upon the happening of certain events.
If Nyer's common stock is delisted by Nasdaq, the market price of the common stock may be negatively impacted.

Investors Should Not Expect Dividends

      Nyer intends to retain future earnings, if any, to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase any of the shares of common stock offered hereby.

Continued Pharmacy Management

     Each of the five minority shareholders (except in one case, the husband of a shareholder) of our pharmacy chain continues employment under a five-year extension of their original employment contract which expires August 5, 2006. No assurances can be given concerning a renewed employment contract of such persons.


The Companies Which Comprise Nyer Have Not Historically Operated as a Combined Business

     The subsidiaries that comprise Nyer have been historically managed or operated as individual, stand-alone businesses.
Although we believe that we have and can continue to successfully manage and operate these separate and individual businesses, we cannot be certain of this.

Product Liability Claims May Arise in the Future

      The sale of medical products entails the risk that users will make product liability claims. Although we are a distributor and not a manufacturer of medical products and are therefore less likely to be ultimately liable in a product liability suit, a product liability claim could be made against us and could be expensive for us. Our insurance may not provide adequate coverage against these claims.

Our Success May Vary With Regulation of and Changes in the
 Practice of Medicine

       The health care industry is subject to extensive government regulation, licensure and operating procedures.
Nyer cannot predict the impact that present or future regulations may have on operations of Eaton and ADCO. Eaton's pharmacists also may have a duty to warn customers regarding potential negative effects of a prescription drug if the warning could reduce or negate these effects. Additionally, Eaton is subject to federal Drug Enforcement Agency and state regulations relating to pharmacy operations, purchasing, storing and dispensing of controlled substances. Moreover, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom Eaton and ADCO have not had prior selling relationships. There can be no assurance that Eaton and ADCO will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. Also, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, Eaton and ADCO cannot predict
                                 13

which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on Eaton and ADCO or their customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the trading and market price of Nyer common stock.

Pricing Pressures From Health Care Providers and Third-Party
 Payors Exists for Us

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by Eaton and ADCO. In addition, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party payors can have a material adverse effect on our retail pharmacy business. Pharmacy sales to third party plans accounted for 92% of our total pharmacy sales for the first six months of the fiscal year ended 2004, and for the last six months of fiscal 2003. Pharmacy sales to third party plans accounted for 89% of our total pharmacy sales for the first six months of the fiscal year ended 2003 and for the fiscal year ended 2002.

Eaton is Dependent on Relationships with Vendors

     Eaton is dependent on vendors to manufacture and supply products. During the 12-month period ended June 30, 2003,
Eaton had two vendors whose relationship accounts for more than 90% of their inventory purchases. We believe if necessary, we can replace the vendors with no adverse cost effect.

     Eaton's ability to maintain good relations with vendors will affect the profitability of its business. Currently, Eaton relies on its vendors to provide: (i) agreeable purchasing and delivery terms; (ii) sales performance incentives; (iii) financial support of sales and marketing programs; and (iv) promotional materials. There can be no assurance that Eaton will maintain good relations with its vendors.

ADCO Is Dependent on Relationships with Vendors

     ADCO distributes from its stock over 5,000 medical products manufactured by approximately 135 vendors and is dependent on these vendors for the manufacture and supply of products.
During the 12-month period ended June 30, 2003, no vendor relationship accounted for more than 10% of ADCO's inventory purchases. ADCO's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, ADCO relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that ADCO will maintain good relations with its vendors.
                                14

The Success of ADCO Is Dependent on Qualified Sales Representatives

     ADCO believes that to be successful it must continue to hire, train and retain highly qualified sales representatives. Due to the relationships developed between ADCO'S sales representatives and its customers, upon the departure of a sales representative, ADCO faces the risk of losing the representative's customers, especially if the representative were to act as a representative of ADCO'S competitors. ADCO generally requires its sales representatives to execute a non-competition agreement as a condition of their employment. Although courts have generally upheld the terms of non-competition agreements similar to ADCO's in the past, there can be no assurance that such agreements will be upheld in the future.

ADCO Relies on Third-Party Shippers

      Because ADCO believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service or other common carriers used by ADCO to ship its products could impair ADCO's ability to deliver products on a timely and cost-effective basis. In addition, because ADCO typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on ADCO's operating results.
                                 15

USE OF PROCEEDS
The shares covered by this prospectus are being offered by a selling security holder and not by us. Consequently, we will not receive any proceeds from the sale of these shares.
                                16

SELLING SECURITY HOLDER

     The selling security holder whose 150,000 shares of our common stock are covered by this prospectus is Alliance Capital Resources, Inc. (Alliance). Alliance may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. The numbers of shares listed below as being offered are prior to adjustments and are shares of common stock issuable upon exercise of options. These options were granted to Alliance pursuant to a business development agreement in 1999 and this agreement was later confirmed and ratified in 2002 pursuant to a stock option agreement (each of which agreements have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part). Because the terms of the stock option agreement allows for adjustments in the number of shares issuable upon exercise of the options, we do not know the actual number of shares that will be acquired and offered by Alliance. The number of shares covered by this prospectus includes a good faith estimate of the number of shares that will be acquired by Alliance upon exercise of its options. The number of shares covered by this prospectus may, however, differ from the actual number of shares ultimately acquired and offered by Alliance, in which case, we may file an amendment or supplement to this prospectus. In addition to Alliance, any of its proper transferees, donees, pledgees or other successors or any persons who acquire any of the offered shares in a transaction exempt from the registration requirements of the Securities Act of 1933 and who are identified in a supplement to this prospectus may also sell shares under this prospectus.

  Shares Beneficially                 Shares Beneficially  Percentage of Shares
Held Before Offering  Shares Offered  Held After Offering    Beneficially Held
                                                                After Offering
    217,000 (1)        150,000 (2)       67,000 (3)(4)         1.8 % (3)(4)

(1) Includes 67,000 shares of common stock and 150,000 shares of common stock underlying stock options granted pursuant to a 1999 business development agreement, which agreement was later confirmed and ratified in 2002 pursuant to a stock option agreement. The number of shares beneficially held is determined in accordance with Rule 13d-3 of he Securities
Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.
Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the stock options noted above is subject to adjustment pursuant to the stock option agreement (also noted above), and could be materially less or more than the number estimated in the table.

(2) Shares of common stock underlying stock options granted pursuant to 1999 business development agreement. The actual number of shares of common stock issuable upon the exercise of the stock options is subject to adjustment pursuant to the stock option agreement (see note 1 above), and could be materially less or more than the number estimated in the table.

(3)      The number and percentage of shares beneficially held is
 determined in accordance with Rule 13d-3 of he Securities
 Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.
                              17

Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days.

 (4) Information with respect to "Shares Beneficially Held After Offering" and "Percentage of Shares Beneficially Held After Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of common stock.

PLAN OF DISTRIBUTION

The selling security holder may sell shares:

 - through the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

 - directly to purchasers or through agents, brokers, dealers or underwriters; and

-        at market prices prevailing at the time of sale, at
            prices
-         related to such prevailing market prices, or at
            negotiated prices.

     If the selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.
                               18



LEGAL MATTERS

     Certain legal matters relating to the shares of common
 stock that may be offered pursuant to this prospectus will be passed upon for us by Morea & Schwartz, P.C., New York, New
 York.
                                19

EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Nyer Medical Group, Inc. for the year ended June 30, 2003 have been so incorporated in reliance on the report of Sweeney, Gates & Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                20



         PART II

Item 14.  Other Expenses of Issuance and Distribution

       The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

 ---------------------------------------------------------------------------
          Securities and Exchange Commission registration fee       $53.41
 ---------------------------------------------------------------------------
          Accounting fees and expenses                           $3,000.00
 ---------------------------------------------------------------------------

          Legal fees and expenses                                $9,000.00
 ---------------------------------------------------------------------------
          Miscellaneous                                         $ 1,000.00
 ---------------------------------------------------------------------------
          Total                                                 $13,053.41
 ---------------------------------------------------------------------------

Item 15.  Indemnification of Directors and Officers

     Our articles of incorporation provide that we shall
 indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against
 expenses (including attorney's fees), judgments, fines and
 amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in
 Florida law as it now exists. We have entered into
 Indemnification Agreements with our officers and directors
 providing for indemnification to the fullest extent under
 Florida law and containing an advancement of expenses
 provision.  Florida law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action or proceeding, had no
 reasonable cause to believe the conduct was unlawful.  In the event any such person shall be judged liable for negligence or misconduct, such indemnification shall apply only if approved by the court in which the action was pending.  We also maintain directors' and officers' insurance. Any other indemnification shall be made only after the determination by our Board of
 Directors (excluding any directors who were party to such
 action), by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).
                             II-1
                                21
Item 16.  Exhibits.
-------- ----------------------------------------------------------------------
5.1      Opinion of Morea & Schwartz, P.C.
-------- ----------------------------------------------------------------------
10.1     Business Development Consulting Agreement, dated October 1,
         1999, between the Registrant and Alliance Capital Resources, Inc. (Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)
-------- ----------------------------------------------------------------------
10.2     Addendum to Business Development Consulting Agreement,
         dated October 1, 2000, between the Registrant and Alliance Capital Resources, Inc. (Incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)
-------- ----------------------------------------------------------------------
10.3     Stock Option Agreement, dated as of December 6, 2002,
         between the Registrant and Alliance Capital Resources, Inc. (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended December 31,
         2002)
-------- ----------------------------------------------------------------------
23.1     Consent of Morea & Schwartz, P.C. (included in Exhibit 5.1)
-------- ----------------------------------------------------------------------
23.2     Consent of Sweeney, Gates & Co.
-------- ----------------------------------------------------------------------

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:
   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
          Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report
                                  II-2
                                  22

          pursuant to Section 13(a) or 15(d) of the Securities
          Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section~15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration
          Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     II-3
                                      23






SIGNATURES
Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangor, Maine, on the 5th day of March, 2004.

Nyer Medical Group, Inc.
       /s/ Samuel Nyer
         By:--------------
         Samuel Nyer,
         President, Secretary and Director (Principal Executive
          Officer)






                                24


























     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Samuel Nyer and Karen L. Wright and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Samuel Nyer and Karen L. Wright, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith

/s/  Samuel Nyer
     Samuel Nyer,
     President, Secretary and Director
     (Principal Executive Officer)
     March 5, 2004

/s/  Karen L. Wright
     Karen L. Wright,
     Treasurer, Vice- President-Finance,
     Vice-President-Operations,
     and Assistant Secretary (Principal Financial
     and Accounting Officer)
     March 5, 2004

/s/  Donald Nicholson
     Donald Nicholson, Director
     March 5, 2004

/s/  Donald C. Lewis, Jr.,
     Donald C. Lewis, Jr., Director
     March 5, 2004

/s/  John Milledge
     John Milledge, Director
     March 5, 2004

/s/  Kenneth L. Nyer, M.D.
     Kenneth L. Nyer, M.D., Director
     March 5, 2004


/s/  M. Randolph Prince
     M. Randolph Prince, Director
     March 5, 2004

/s/  James Schweiger
     James Schweiger, Director
     March 5, 2004




                                       25



































            EXHIBIT 5.1


                      March 5, 2004

Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, Maine  04401

Re: Registration Statement on Form S-3 Relating to 150,000
 Shares of Common Stock

Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), relating to up to 150,000 shares of Common Stock, par value $.0001 per share, of Nyer Medical Group, Inc. (the "Company") that the Registration Statement contemplates will be sold by a selling security holder (the "Shares").

     We have reviewed photocopies, conformed copies or the originals of the Articles of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates as we have deemed necessary. In such reviews, we have assumed the genuineness of all signatures on all original documents and the conformity to the originals of all copies submitted to us as conformed or photocopies. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon corporate resolutions, representations, statements or certificates of officers and representatives of the Company, public officials and others. We are not admitted to practice law in the State of Florida, and our opinions set forth below are limited to our review of the Florida Business Corporation Act.

     Based upon and subject to the foregoing, we are of the opinion that the Shares (all of which would be acquired upon the exercise of certain stock options), when issued and paid for in accordance with the terms of any applicable agreement governing the issuance of the Shares, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Morea & Schwartz, P.C.
MOREA & SCHWARTZ, P.C.



                                  26

































                       EXHIBIT 23.2


     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Nyer Medical Group, Inc.

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 12, 2003 relating to the financial statements which appear in Nyer Medical Group, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sweeney, Gates & Co.


Fort Lauderdale, Florida
March 5, 2004